                                                                       Exhibit 2

                                                                  Execution Copy



                                AGREEMENT FOR THE

                     PURCHASE AND SALE OF SHARES, UNSECURED
                               NOTES AND WARRANTS



                         Dated as of September 26, 2003

                                 by and between



                         POSTABANK ES TAKAREKPENZTAR RT.


                                       and


                   ASSET HOLDER PCC NO. 2 LIMITED RE: ASHMORE
                           EMERGING ECONOMY PORTFOLIO




                        Squire, Sanders & Dempsey L.L.P.
                                    Zochova 5
                                811 03 Bratislava
                                 Slovak Republic

                                TABLE OF CONTENTS


1.   Definitions.............................................................................................    1
2.   Purchase and Sale of Shares, Unsecured Notes and Warrants...............................................    3
     (a)   Purchase and Sale                                                                                     3
     (b)   Purchase Price                                                                                        3
     (c)   The Closing                                                                                           3
     (d)   Delivery of the Shares, Unsecured Notes and Warrants                                                  3
     (e)   Delivery of Certificates, etc. at the Closing                                                         3
     (f)   Delivery of Purchase Price at the Closing                                                             3
     (g)   Apportionment of Semi-Annual Interest Payment on Unsecured Notes                                      3
3.   Representations and Warranties Concerning the Transaction...............................................    3
     (a)   Representations and Warranties of the Seller                                                          4
     (b)   Representations and Warranties of the Buyer                                                           6
4.   Assignment and Assumption of Securities Purchase Agreement..............................................    7
5.   Assignment and Assumption of Unsecured Notes............................................................    7
6.   Assignment and Assumption of Warrants...................................................................    7
7.   Pre-Closing Covenants...................................................................................    7
     (a)   Cooperation Prior to Closing                                                                          7
     (b)   Seller to Refrain from Taking or to Undertake Certain Actions                                         8
     (c)   Closing Arrangements for Shares, Unsecured Notes and Warrants                                         8
     (d)   Seller to Use Reasonable Best Efforts on Warrants                                                     8
8.   Post-Closing Covenants..................................................................................    8
     (a)   General                                                                                               8
     (b)   Litigation Support                                                                                    8
     (c)   Warrants                                                                                              8
9.   Conditions to Obligation to Close.......................................................................    8
     (a)   Conditions to Obligation of the Buyer                                                                 8
     (b)   Conditions to Obligation of the Seller                                                               10
10.  Remedies for Breaches of this Agreement.................................................................   10
     (a)   Survival of Representations and Warranties                                                           10
     (b)   Indemnification Provisions for Benefit of the Buyer                                                  10
     (c)   Indemnification Provisions for Benefit of the Seller                                                 10
     (d)   Matters Involving Third Parties                                                                      11
     (e)   Indemnification with Respect to M&A Capital Ltd. Dispute                                             11
     (f)   Exclusive Remedy                                                                                     11
11.  Termination.............................................................................................   11
     (a)   Termination of Agreement                                                                             11
     (b)   Effect of Termination                                                                                12
12.  Miscellaneous...........................................................................................   12
     (a)   Press Releases and Public Announcements                                                              12
     (b)   No Third-Party Beneficiaries                                                                         12
     (c)   Entire Agreement                                                                                     12
     (d)   Succession and Assignment                                                                            12
     (e)   Counterparts                                                                                         12
     (f)   Headings                                                                                             12
     (g)   Notice                                                                                               12
     (h)   Governing Law                                                                                        13
     (i)   Dispute Resolution                                                                                   13
     (j)   Amendments and Waivers                                                                               13
     (k)   Severability                                                                                         14
     (l)   Expenses                                                                                             14
     (m)   Construction                                                                                         14

     (n)   Stamp Taxes, etc.                                                                                    14
     (o)   Incorporation of Exhibits and Schedules                                                              14
     (p)   Execution on Behalf of Buyer by Custodian                                                            14
     (q)   References to Shares, Unsecured Notes and Warrants                                                   14

EXHIBITS

Exhibit A             Securities Purchase Agreement
Exhibit B             Sample Unsecured Note
   Schedule B-1       Descriptive List of Unsecured Notes
Exhibit C             Sample Warrant
   Schedule C-1       Descriptive List of Warrants
Exhibit D             Form of Transfer of Unsecured Note
Exhibit E             Form of Transfer of Warrant
Exhibit F             Statement that Buyer is an Accredited Investor
Exhibit G             Form of Agreement Amending the Warrants
Exhibit H             Form of Assumption Agreement regarding the Warrants
Exhibit I             Form of Agreement Amending Securities Purchase Agreement.
Exhibit J             Closing Arrangements
Exhibit K             Form of Opinion Letter of Seller's US Counsel Addressed to Buyer and Transfer Agent
Exhibit L             Form of Opinion Letter of Seller's Hungarian Counsel Addressed to Buyer

SCHEDULES

Schedule 3(a)(viii)   Litigation

                 AGREEMENT FOR THE PURCHASE AND SALE OF SHARES,
                          UNSECURED NOTES AND WARRANTS

      THIS AGREEMENT FOR THE PURCHASE AND SALE OF SHARES, UNSECURED NOTES AND WARRANTS (this "Agreement") is made as of September 26, 2003 by and among Postabank es Takarekpenztar Rt., a Hungarian commercial bank ("Seller"), and Asset Holder PCC No. 2 Limited re: Ashmore Emerging Economy Portfolio ("Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                                    RECITALS

      WHEREAS, Seller is the owner of the Shares, Unsecured Notes and Warrants (each as defined in Section 1);

      WHEREAS, Seller wishes to sell and Buyer wishes to buy the Shares, Unsecured Notes and Warrants on the terms and conditions set forth in this Agreement;

      WHEREAS, Seller wishes to assign to Buyer and Buyer wishes to assume from Seller all of Seller's rights, duties and obligations under the Securities Purchase Agreement (as defined in Section 1) on the terms and conditions set forth in this Agreement;

      WHEREAS, Seller wishes to assign to Buyer and Buyer wishes to assume from Seller all of Seller's rights, duties and obligations under the Unsecured Notes on the terms and conditions set forth in this Agreement; and

      WHEREAS, Seller wishes to assign to Buyer and Buyer wishes to assume from Seller all of Seller's rights, duties and obligations under the Warrants on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. Definitions.

      "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

      "Buyer" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

      "Closing" has the meaning set forth in Section 2(c) below.

      "Closing Date" has the meaning set forth in Section 2(c) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "HTCC" means Hungarian Telephone and Cable Corp., a Delaware corporation, together with all of its Subsidiaries and Affiliates.

      "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

      "Indemnified Party" has the meaning set forth in Section 10(d) below.

      "Indemnifying Party" has the meaning set forth in Section 10(d) below.

      "Knowledge" shall mean the actual knowledge, without independent investigation, of the Board of Directors of Seller and of Mr. Tamas Ugroczky, the officer at the Seller responsible for the Senior Secured Debt Facility.

      "Material Adverse Effect" means any event which will or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the properties, business, operations, earnings, assets, liabilities, condition (financial or otherwise) or prospects of HTCC and its Subsidiaries whether or not in the ordinary course of business.

      "Party" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Purchase Price" has the meaning set forth in Section 2(b) below.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Purchase Agreement" means that certain agreement by and between HTCC and the Seller, dated as of May 10, 1999, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated April 11, 2000, which agreement is attached hereto as Exhibit A.

      "Security Interest" means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute, other than (a) mechanic's, materialmen's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings and (c) purchase money liens and liens securing rental payments under capital lease arrangements, provided, however, that restrictions on the transferability of the Warrants as set forth in the terms of the Warrants shall not be considered a Security Interest.

      "Seller" has the meaning set forth in the preface above.

      "Senior Secured Debt Facility" means the Senior Secured Debt Facility Agreement dated April 11, 2000 arranged by Citibank, N.A. and Westdeutsche Landesbank Girozentrale, pursuant to which the Seller is a senior creditor of HTCC.

      "Shares" means the two hundred and eighty thousand (280,000) shares of common stock, par value $0.001 per share, of HTCC owned by the Seller.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Third Party Claim" has the meaning set forth in Section 10(d) below.

      "Unsecured Notes" means zero (0) of the Amended & Restated US $1,000,000 Unsecured Subordinated Notes of Hungarian Telephone and Cable Corp., a sample of which is attached hereto as Exhibit B and a descriptive list of which is set forth in Schedule B-1.

      "Warrants" means zero (0) Warrants to Purchase Common Stock of Hungarian Telephone and Cable Corp., a sample of which is attached hereto as Exhibit C and a descriptive list of which is set forth in Schedule C-1.

      2. Purchase and Sale of Shares, Unsecured Notes and Warrants.

      (a) Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Shares, Unsecured Notes and Warrants for the consideration specified below in this Section 2.

      (b) Purchase Price. The Buyer agrees to pay to the Seller at the Closing one million two hundred and ninety three thousand nine hundred and six U.S. dollars ($1,293,906) (the "Purchase Price") in cash, which Purchase Price is payable by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated in the following manner: $1,293,906 for the Shares, $0 for the Unsecured Notes and $0 for the Warrants.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dewey Ballantine LLP ("Dewey") in Budapest, Hungary, commencing at 9:00 a.m. local time on October 10, 2003 or on such other date and at such other place as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than November 28, 2003.

      (d) Delivery of the Shares, Unsecured Notes and Warrants. At the Closing, Dewey will release the Shares, Unsecured Notes and Warrants to the Buyer upon written confirmation by the Parties of the Closing of the transaction, as required by the terms of the closing arrangements set forth in Exhibit J attached hereto.

      (e) Delivery of Certificates, etc. at the Closing. At or prior to the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 9(a) below and (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 9(b) below.

      (f) Delivery of Purchase Price at the Closing. At the Closing, Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

      (g) Apportionment of Semi-Annual Interest Payment on Unsecured Notes.

            (i) All interest, and all fees which are expressed to accrue by reference to time elapsed, are based on contractual rates, as set forth in the Unsecured Notes. For the avoidance of doubt (A) such interest is payable by HTCC in respect of each Interest Period on each Interest Payment Date (each such term as defined in the Unsecured Notes) in US dollars in advance and (B) the apportionment set forth in (ii) below shall relate to the Interest Period during which time the Closing shall occur.

            (ii) All prepaid interest in respect of the relevant Interest Period up to but excluding the Closing Date shall be for the account of the Seller. All prepaid interest in respect of the relevant Interest Period from and including the Closing Date (the "Buyer's Portion") shall be for the account of the Buyer. The Seller agrees to pay the Buyer at the Closing the Buyer's Portion by means of a dollar-for-dollar reduction in the Purchase Price. The Buyer's Portion shall be determined independently by the Facility Agent (as defined in the Unsecured Notes) prior to the Closing.

      3. Representations and Warranties Concerning the Transaction.

      (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).

            (i) Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) Authorization of Transaction. The Seller has full power and authority, and all corporate actions necessary on the part of the Seller have been taken, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except (A) to the extent that the enforcement of the rights and remedies created therein is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights and general principles of equity and (B) that the transfer of the Warrants will not be enforceable unless such Warrants shall be amended as set forth below in
      Section 9(a)(vi). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third parties (including HTCC other than with respect to Warrants as provided above), any government or any governmental agency in order to consummate the transactions contemplated by this Agreement, or if such notice, filing, authorization, consent or approval is needed, it has been given or obtained.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any agreement or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or, to the Knowledge of the Seller, to which HTCC is subject or any provision of the Seller's charter or bylaws.

            (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (v) Shares. The Seller holds of record and owns the Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Shares (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares. Upon transfer of the Shares in accordance with the terms of this Agreement, Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Security Interests.

            (vi) Unsecured Notes. The Seller holds of record and owns the Unsecured Notes free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Upon transfer of the Unsecured Notes in accordance with the terms of this Agreement, Buyer shall acquire good, valid and marketable title to the Unsecured Notes, free and clear of any Security Interests.

            (vii) Warrants. The Seller holds of record and owns the Warrants free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and restrictions imposed under the terms of the Warrants themselves), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Upon transfer of the Warrants in accordance with the terms of this Agreement, Buyer shall acquire good, valid and marketable title to the Warrants, free and clear of any Security Interests.

            (viii) No Proceedings Against Seller. There is no civil, criminal or administrative suit or claim, proceeding or investigation before any court, arbitrator or similar panel at law or in equity now pending or, to the Knowledge of the Seller, threatened against the Seller, the Shares, the Unsecured Notes or the Warrants, which could reasonably be expected to have a Material Adverse Effect or adversely effect the ability to consummate the transaction or encumber the Shares, the Unsecured Notes and Warrants, except as set forth in Schedule 3(a)(viii) hereto.

            (ix) Accuracy of Principal Amounts. The principal amounts of the Unsecured Notes and Warrants as of the Closing Date are accurately stated in Schedules B-1 and C-1 hereto, respectively.

            (x) No Funding Obligation. There is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the Shares, Unsecured Notes or the Warrants (including any obligation to make advances or to purchase participations in letters of credit or any obligation relating to any currency or interest rate swap, hedge, or similar arrangement) that Seller or Buyer is or shall be required to pay or otherwise perform, that Seller has not paid or otherwise performed in full.

            (xi) No Acts or Omissions Adversely Affecting Shares, Unsecured Notes or Warrants. Seller has not engaged in any acts or conduct or made any omissions (including, without limitation, (A) in connection with any membership on or participation in any official or unofficial creditors' committee or other similar committee relating to HTCC, or in connection with its status (if any) as an insider or Affiliate of HTCC or (B) by virtue of Seller's holding any funds or property of, or owing amounts or property to HTCC), that will result in Buyer receiving proportionately less in payments or distributions under, or less favorable treatment (including the timing of payments or distributions) for, the Shares, Unsecured Notes or Warrants than is received by other holders of shares, unsecured notes or warrants of the same tranche, class or type as the Shares, Unsecured Notes or Warrants (if any).

            (xii) Compliance with Securities Purchase Agreement, Unsecured Notes and Warrants. To the best knowledge of the Seller, the Seller has complied with, and has performed, all obligations required to be complied with or performed by it under the Securities Purchase Agreements, Unsecured Notes and Warrants and Seller has not breached any of its representations, warranties, obligations, agreements or covenants under the Securities Purchase Agreements, Unsecured Notes or Warrants.

            (xiii) Seller is a Sophisticated Seller. Seller (A) is a sophisticated seller with respect to the sale of the Shares, Unsecured Notes and Warrants, (B) has adequate information concerning the business and financial condition of HTCC to make an informed decision regarding the sale of the Shares, Unsecured Notes and Warrants and (C) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Buyer's express representations, warranties, covenants and indemnities in this Agreement. Seller acknowledges that Buyer has not given Seller any investment advice, credit information, or opinion on whether the sale of the Shares, Unsecured Notes or Warrants is prudent.

            (xiv) Excluded Information. Seller acknowledges that (A) Buyer currently may have, and later may come into possession of, information with respect to the Shares, Unsecured Notes or Warrants or HTCC or any of its Affiliates that is not known to Seller and that may be material to a decision to sell the Shares, Unsecured Notes or Warrants ("Seller Excluded Information"), (B) Seller has determined to sell the Shares, Unsecured Notes and Warrants notwithstanding its lack of knowledge of the Seller Excluded Information and (C) Buyer shall have no liability to Seller, and Seller waives and releases any claims that it might have against Buyer whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the transactions contemplated by this Agreement; provided, however, that the Seller Excluded Information shall not and does not affect the truth or accuracy of Buyer's representations or warranties in this Agreement.

            (xv) Provision of Documents. On or prior to the Closing Date, Seller
      (A) will have provided or made available to Buyer copies of the Securities Purchase Agreement, the Unsecured Notes and the Warrants, as well as only those intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as currently in effect and (B) will have provided original copies of all documents directly related to the purchase and sale of the Unsecured Notes.

            (xvi) No Consent to Changes. Seller has not given its consent to change, nor has it waived, any term or provision of the Securities Purchase Agreement, the Unsecured Notes or the Warrants, including, without limitation, with respect to the amount or time of any payment of principal or the rate or time of any payment of interest, except as contemplated by this Agreement.

            (xvii) No Other Agreements. Seller is not a party to, or bound by, any document or agreement (other than (A) the Senior Secured Debt Facility, (B) any banking agreements with HTCC that may arise in the course of normal business and (C) Seller's agreement on a best efforts basis to increase its participation in the Senior Secured Debt Facility following the Closing) that could materially and adversely affect the Shares, Unsecured Notes or Warrants or Buyer's rights and remedies under this Agreement.

            (xviii) Transactions with HTCC. Seller has not engaged with HTCC in any transactions other than on an arm's-length basis and on reasonable commercial terms.

            (xix) Disclaimer of other Representations and Warranties. The Seller makes no representation or warranty, express or implied, at law or in equity, in respect of HTCC or any of its assets, liabilities or operations, except that the Seller represents and warrants that to the Knowledge of the Seller there is no fact that specifically applies to the Seller or HTCC that could reasonably be expected to have a Material Adverse Effect and that has not been set forth in this Agreement or in HTCC's public filings. Except as expressly set forth herein, Buyer hereby acknowledges and agrees that the Buyer is purchasing the Shares having made, to its full and complete satisfaction, a due diligence investigation of HTCC.

      (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then).

            (i) Organization of the Buyer. The Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

            (ii) Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that the enforcement of the rights and remedies created therein is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights and general principles of equity. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

            (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

            (v) Investment. The Buyer (A) understands that the Shares, Unsecured Notes and Warrants have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions from registration for transactions not involving any public offering, (B) understands that the Shares, Unsecured Notes and Warrants may not be sold, transferred, pledged, hypothecated or otherwise disposed of or offered for sale except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an applicable exemption therefrom,
      (C) is acquiring the Shares, Unsecured Notes and Warrants solely for its own account or for any fund or account managed by Ashmore Investment Management Limited for investment purposes, and not with a view to the distribution thereof in violation of any applicable securities laws, (D) is a sophisticated investor with knowledge and experience in business and financial matters, (E) has received adequate information concerning HTCC and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, Unsecured Notes and Warrants, (F) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, Unsecured Notes and Warrants, and (G) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act for the reasons set forth in Exhibit F attached hereto.

            (vi) Buyer is a Sophisticated Buyer. Buyer (A) is a sophisticated buyer with respect to the purchase of the Shares, Unsecured Notes and Warrants, (B) has adequate information concerning the business and financial condition of HTCC to make an informed decision regarding the purchase of the Shares, Unsecured Notes and Warrants and (C) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller's express representations, warranties, covenants and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information, or opinion on whether the sale of the Shares, Unsecured Notes or Warrants is prudent.

            (vii) Excluded Information. Buyer represents that any Seller Excluded Information which is currently known by Buyer would not, in Buyer's reasonable independent judgment, have a Material Adverse Effect, whether as a direct or indirect result of the transactions contemplated by this Agreement or otherwise, on the creditworthiness of HTCC.

      4. Assignment and Assumption of Securities Purchase Agreement. Pursuant to the provisions of Section 13.3 of the Securities Purchase Agreement, the Seller hereby assigns, transfers and delegates to the Buyer all of its rights, duties and obligations under the Securities Purchase Agreement, and the Buyer hereby accepts such assignment and assumes the Seller's rights, duties and obligations under the Securities Purchase Agreement and agrees to perform in accordance with such agreement, from and after the Closing Date, each of the terms, conditions, covenants and agreements to be performed by the Seller under the Securities Purchase Agreement.

      5. Assignment and Assumption of Unsecured Notes. Pursuant to the provisions of Section 6 of the Terms and Conditions of the Unsecured Notes and as evidenced by a Form of Transfer for each Unsecured Note, a sample of which is attached hereto as Exhibit D, the Seller hereby assigns, transfers and delegates to the Buyer all of its rights, duties and obligations under the Unsecured Notes, and the Buyer hereby accepts such assignment and assumes the Seller's rights, duties and obligations under the Unsecured Notes and agrees to perform, from and after the Closing Date, each of the terms, conditions, covenants and agreements to be performed by the Seller under the Unsecured Notes.

      6. Assignment and Assumption of Warrants. Pursuant to the provisions of
Section 4.2 of the Warrants and as evidenced by a Form of Transfer for each Warrant, a sample of which is attached hereto as Exhibit E, the Seller hereby assigns, transfers and delegates to the Buyer all of its rights, duties and obligations under the Warrants, and the Buyer hereby accepts such assignment and assumes the Seller's rights, duties and obligations under the Warrants and agrees to perform, from and after the Closing Date, each of the terms, conditions, covenants and agreements to be performed by the Seller under the Warrants.

      7. Pre-Closing Covenants.

      (a) Cooperation Prior to Closing Between the execution of this Agreement and the Closing, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

      (b) Seller to Refrain from Taking or to Undertake Certain Actions. Between the execution of this Agreement and the Closing, Seller agrees:

            (i) Not to take any action with regard to the Shares, Unsecured Notes or Warrants without the consent of the Buyer, which consent shall not be unreasonably withheld;

            (ii) Not take any action which would have a Material Adverse Effect on the Shares, Unsecured Notes or Warrants or which would result in a breach of the Agreement; and

            (iii) To take such reasonable actions with respect to the Shares, as the Buyer may request.

      (c) Closing Arrangements for Shares, Unsecured Notes and Warrants. Between the execution of this Agreement and Closing, the Parties shall take all actions and do all things necessary in order to implement the Closing Arrangements set forth in Exhibit J attached hereto, including taking all actions within their respective power so that HTCC gives effect to the closing arrangements contemplated therein.

      (d) Seller to Use Reasonable Best Efforts on Warrants. Between the execution of this Agreement and Closing, the Seller shall use its reasonable best efforts to ensure that the Agreement set forth in Exhibit G (Agreement Amending the Warrants) shall be executed by HTCC.

      8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 10 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against third party any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving or relating to HTCC or otherwise related to this Agreement, the other Party shall be obligated to cooperate on a commercially reasonable basis with it and its counsel in the defense or contest, make available its personnel, and provide access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 10 below).

      (c) Warrants. If (i) Seller is unable to obtain the Agreement Amending the Warrants in the form set forth in Exhibit G attached hereto, (ii) Buyer has waived the condition set forth in Section 9(a)(vi)(A) and (iii) the Closing shall have occurred, then on and after the Closing Date up to and including the Expiration Date (as such term is defined in the Warrant), the Seller shall hold the Warrants for the benefit of the Buyer and shall only take such actions as the Buyer shall request with respect to the Warrants and, if applicable, shall remit all proceeds to Buyer in connection with any exercise of the Warrants and sale of the underlying shares of HTCC.

      9. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(a) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) all necessary governmental, shareholder and third party consents and approvals in connection with the transactions contemplated by the Agreement shall have been obtained;

            (v) the Seller shall have delivered to the Buyer certificates executed by the responsible officer or the secretary of the Seller, as applicable, certifying (A) that each of the conditions specified in
      Section 9(a)(i)-(iv) are satisfied in all respects, (B) the resolution(s) of the Seller's board of directors authorizing the Seller's execution, delivery and performance of the Agreement and all matters in connection with the Agreement and transactions contemplated thereby, and (C) the incumbency of the officer of the Seller executing the Agreement and all other documents executed and delivered in connection therewith;

            (vi) the relevant parties shall have entered into the agreements in the forms set forth in (A) Exhibit G (Agreement Amending the Warrants),
      (B) Exhibit H (Assumption Agreement regarding the Warrants) and (C)
      Exhibit I (Agreement Amending Securities Purchase Agreement) and attached hereto and the same shall be in full force and effect;

            (vii) the Buyer shall have received: (A) from Hungarian Counsel of the Seller, a legal opinion in the form set forth in Exhibit L attached hereto, and dated as of the Closing Date, to the effect that (u) the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, or if such notice filing, authorization, consent or approval is needed, it has been gained or obtained, (v) any arbitration award in favor of the Buyer obtained pursuant to this Agreement would be valid and enforceable before a court of competent jurisdiction in Hungary and (x) the matters set forth in Section 3(a)(i) and the first and third sentences of Section 3(a)(ii) of the Agreement; and (B) from US Counsel to the Seller, an opinion in the form as may be attached hereto as Exhibit K, and dated as of the Closing Date (y) covering the matters set forth in the second sentence of Section 3(a)(ii) of the Agreement and (z) stating that no registration is required under the Securities Act to transfer the Shares, Unsecured Notes or the Warrants to Buyer in accordance with the Agreement;

            (viii) the Closing Arrangements set forth in Exhibit J attached hereto shall have been implemented in full to the Buyer's satisfaction; for the avoidance of doubt Seller acknowledges and agrees that unless and until the Closing Arrangements set forth in Exhibit J have been implemented as contemplated by this Section 9(a)(viii), Buyer shall have no obligation whatsoever to pay the Purchase Price;

            (ix) Since the date of the this Agreement, no event or events shall have occurred which have had or reasonably may be expected to have a Material Adverse Effect;

            (x) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

            (xi) The Buyer shall have had the opportunity to conduct a reasonable investigation of the matters set forth in Schedule 3(a)(viii) of this Agreement and satisfy itself that no material commercial risk will be transferred with respect to the Shares, Unsecured Notes and Warrants as a result of the dispute described therein in the event that the Closing shall occur.

The Buyer may waive any condition specified in this Section 9(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-(iii) is satisfied in all respects;

            (vi) the relevant parties shall have entered into the agreement in the form set forth in Exhibit H (Assumption Agreement regarding the Warrants) and attached hereto and the same shall be in full force and effect;

            (vii) the Seller shall have entered into and be ready to close a purchase and sale agreement dated the date hereof with respect to the sale of the Seller's six hundred thousand (600,000) shares of HTCC to an unaffiliated third party; and

            (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 9(b) if it executes a writing so stating at or prior to the Closing.

      10. Remedies for Breaches of this Agreement.

      (a) Survival of Representations and Warranties. All of the representations, warranties, covenants and obligations of the Parties contained in this Agreement and any certificate or document delivered with this Agreement shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations) or the specific terms thereof.

      (b) Indemnification Provisions for Benefit of the Buyer. In the event any the Seller breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
Section 10(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 12(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

      (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 10(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 12(g) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

      (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly (and in any event within thirty (30) days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

            (ii) Notwithstanding the fact that the Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice, the Indemnified Party will have the right to participate in such proceedings at its own cost.

            (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 10(d)(ii) above, however, the Indemnified Party may defend, at the cost of the Indemnifying Party, against the Third Party Claim in any manner it reasonably may deem appropriate.

            (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to monetary damages, with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

      (e) Indemnification with Respect to M&A Capital Ltd. Dispute. Seller agrees to indemnify and hold harmless the Buyer against any and all costs, expenses, liabilities, claims, losses and damages of whatever nature (including reasonable attorneys' fees) to the extent such costs, expenses, liabilities, claims, losses and damages arise out of or are based on the matters set forth in
Schedule 3(a)(viii) of the Agreement.

      (f) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 10 shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement.

      11. Termination.

      (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach but not later than November 28, 2003 or (B) if the Closing shall not have occurred on or before November 28, 2003, by reason of the failure of any condition precedent under Section 9(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach but not later than November 28, 2003 or (B) if the Closing shall not have occurred on or before November 28, 2003 by reason of the failure of any condition precedent under Section 9(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder, with the express exception of the provisions of Sections 12(g), 12(h), 12(i) and 12(l) hereof, shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

      12. Miscellaneous.

      (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

      (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that the Buyer may freely assign without restriction the benefit of this Agreement or otherwise sell or transfer all the Shares, Unsecured Notes or the Warrant to any fund or account managed by Ashmore Investment Management Limited.

      (e) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Seller:                              Copy to:
      Postabank es Takarekpenztar Rt.                Squire, Sanders & Dempsey L.L.P.
      Rumbach Sebestyen u. 19-21.                    Zochova 5
      1075 Budapest                                  811 03 Bratislava
      Hungary                                        Republic of Slovakia
      Attention: Katalin Igaz                        Attention: Andrew Sandor
      Facsimile: +36-1-266-8077                      Facsimile: +421-2-5930-3415

      If to the Buyer:

      Asset Holder PCC No. 2 Limited
      re: Ashmore Emerging Economy Portfolio
      c/o Barings (Guernsey) Limited, as custodian
      PO Box 71, Trafalgar Court
      Les Banques, St Peter Port
      Guernsey GY1 3DA
      Attention:  Tracy le Sauvage
      Facsimile:  01481 745 058

      Copy to:                                       Copy to:
      Ashmore Investment Management Limited          Dewey Ballantine
      20 Bedfordbury                                 1 Undershaft
      London  WC2N 4BL                               London,  EC3 8LP
      United Kingdom                                 United Kingdom
      Attention:  Tim Davis                          Attention:  Douglas L. Getter, Esq.
      Facsimile:  +44-20-7557-4141                   Facsimile: +44-20-7456-6001

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the

State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      (i) Dispute Resolution.

            (i) In the event of any dispute between the Parties, the Parties shall first attempt to settle such dispute amicably. Provided that, unless the Parties otherwise agree, arbitration may be commenced on or after the thirtieth (30) day after the day on which notice of intention to commence arbitration of such dispute was given, even if no attempt at amicable settlement thereof has been made.

            (ii) If amicable settlement has not been reached within the period stated in Section 12(i)(i) above, the dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed under such Rules. Each arbitrator shall have experience in agreements of this type generally. The language of the arbitration shall be English and all documents submitted to the arbitration shall be in English (or where applicable an English translation shall be provided). The place of such arbitration shall be London. The prevailing party in any such arbitration shall be fully reimbursed by the other party for all costs associated with the arbitration, including reasonable legal fees.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (l) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

      (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      (n) Stamp Taxes, etc. Seller agrees that it will pay, and will hold the Buyer harmless from any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution, delivery and performance of this Agreement.

      (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (p) Execution on Behalf of Buyer by Custodian. Barings (Guernsey) Limited is executing this Agreement and any other operative documents relating hereto to which Buyer is a party or shall be a party on behalf of Buyer and solely in his capacity as custodian for the Buyer, and is making no independent representations or warranties and shall have no independent liability under the Agreement or such other operative documents.

      (q) References to Shares, Unsecured Notes and Warrants. References to "Shares", "Unsecured Notes" and "Warrants" shall applicable in this Agreement to extent that references to each of these terms is applicable with respect to the specific purchase and sale arrangement contemplated by Section 2 of this Agreement

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:                                     BUYER:

POSTABANK ES TAKAREKPENZTAR RT.             ASSET HOLDER PCC NO. 2 LIMITED RE:
                                            ASHMORE EMERGING ECONOMY PORTFOLIO

By:      /s/ Bela Singlovics                By:      BARINGS (GUERNSEY) LIMITED,
         ------------------------------              as custodian for  Asset
Name:    Bela Singlovics                             Holder PCC No. 2 Limited
Title:   Chief Executive Officer                     Re: Ashmore Emerging
                                                     Economy Portfolio

                                            By:      /s/ Tracey Le Sauvage
                                                     ---------------------------
                                            Name:    Tracey Le Sauvage
By:      /s/ Katalin Igaz                   Title:   Authorised Signatory
         ------------------------------
Name:    Katalin Igaz
Title:   Deputy Chief Executive Officer     By:      /s/ Jason Yendell
                                                     ---------------------------
                                            Name:    Jason Yendell
                                            Title:   Authorised Signatory

           AMENDMENT NO. 1 TO THE AGREEMENT FOR THE PURCHASE AND SALE
                     OF SHARES, UNSECURED NOTES AND WARRANTS

      Amendment No. 1 to the Agreement for the Purchase and Sale of Shares, Unsecured Notes and Warrants (this "Amendment") is made as of October 10, 2003 by and among Postabank es Takarekpenztar Rt., a Hungarian commercial bank ("Seller"), and Asset Holder PCC No. 2 Limited re: Ashmore Emerging Economy Portfolio ("Buyer").

                                    RECITALS

      WHEREAS, the Seller and Buyer have entered into the Agreement for the Purchase and Sale of Shares, Unsecured Notes And Warrants dated September 26, 2003 (the "Agreement"); and

      WHEREAS, the Seller and Buyer wish to amend certain of the representations of the warranties given by the Buyer in the Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer agree as follows:

                                    AGREEMENT

1. Amendment to Agreement. Section 3(b)(v)(A) of the Agreement shall be amended by deleting the words "for transactions not involving any public offering".

2. Effective Time. This Amendment shall be effective immediately upon execution.

3. Governing Law. This Amendment and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof.

4. Ratification. The Agreement, as amended by this Amendment, is and continues to be, in full force and effect and is hereby in all respects confirmed, approved and ratified.

5. Execution on Behalf of Buyer by Custodian. Barings (Guernsey) Limited is executing this Amendment on behalf of Buyer and solely in its capacity as custodian for the Buyer, and is making no independent representations or warranties and shall have no independent liability under the Amendment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SELLER:                                     BUYER:

POSTABANK ES TAKAREKPENZTAR RT.             ASSET HOLDER PCC NO. 2 LIMITED RE:
                                            ASHMORE EMERGING ECONOMY PORTFOLIO

By:      /s/ Bela Singlovics                By:      BARINGS (GUERNSEY) LIMITED,
         ------------------------------              as custodian for Asset
Name:    Bela Singlovics                             Holder PCC No. 2 Limited
Title:   Chief Executive Officer                     Re: Ashmore Emerging
                                                     Economy Portfolio

                                            By:      /s/ Tracey Le Sauvage
                                                     --------------------------
                                            Name:    Tracey Le Sauvage
By:      /s/ Katalin Igaz                   Title:   Authorised Signatory
         ------------------------------
Name:    Katalin Igaz
Title:   Deputy Chief Executive Officer     By:      /s/ Jason Yendell
                                                     --------------------------
                                            Name:    Jason Yendell
                                            Title:   Authorised Signatory